EXHIBIT 99.1

Crexendo Announces Agreement to Acquire Allegiant Networks, LLC

PHOENIX, AZ / ACCESSWIRE / October 21, 2022 / Crexendo®, Inc. (“Crexendo”) (NASDAQ:CXDO) an award-winning premier provider of Unified Communications as a Service (UCaaS), Call Center as a Service (CCaaS), communication platform software solutions, and collaboration services designed to provide enterprise-class cloud communication solutions to any size business through our business partners, agents, and direct channels today announced that it has entered into a definitive agreement under which Crexendo will acquire Allegiant Networks, LLC (“Allegiant”). The proposed transaction will expand Crexendo’s business and footprint, particularly in Kansas and Missouri.

Allegiant is a strong regional telecom and data services company offering Unified Communication as a Service (UCaaS), Telecom Services, Managed Services, and Network Services from their headquarters in Overland Park, Kansas. The proposed transaction is a natural continuation of Crexendo’s M&A strategy that is focused on adding strong companies that are currently part of our ecosystem, that use the Crexendo platform and allow Crexendo to expand its reach and offerings.

Steven G. Mihaylo, Chief Executive Officer commented “We believe Allegiant will be a strong addition to Crexendo’s breadth of offerings, accelerating our growth strategy and expanding our national presence particularly in the Midwest. With the combined scale, we will bring to market a larger balance sheet and a greater set of customer benefits. Allegiant’s comprehensive suite of services, anchored by its world class data center, is a strong addition to the Crexendo portfolio. This transaction is expected to be highly accretive. The proposed transaction exemplifies Crexendo’s strategy of entry into and consolidation into attractive growth markets, low risks, and ease of execution that does not distract from our organic strategy. We look forward to welcoming Allegiant’s employees and customers to the Crexendo family.”

Bryan Dancer, Allegiant Chief Executive Officer comments “Allegiant and Crexendo have closely aligned cultures with shared business values that are focused on providing value and customer service. Our shared passion of providing the best services and support is the major reason I wanted to join Crexendo. I know our customers, our employees and our technologies are in good hands and our combination will only improve the service that Allegiant’s customers receive. This acquisition will join two customer-centric and service-oriented companies with a focus on getting business accomplished efficiently. We are thrilled to join the Crexendo family and together become a major presence in the industry.”

Following the acquisition, Mr. Dancer will join Crexendo, serving as an executive vice president.

Transaction Details

Crexendo will acquire one hundred percent (100%) of the membership interests of Allegiant in exchange for cash, stock, and a buyer’s note. At the closing of the transaction, Crexendo will make a payment of Two Million Dollars ($2,000,000.00) in cash, issue Two Million Four Hundred Sixty-One Thousand Five Hundred Thirty Eight(2,461,538) shares of common stock of Crexendo, which shall be Rule 144 restricted stock, and deliver a Note payable in favor of Bryan Dancer for the remaining One Million One Hundred Thousand Dollars ($1,100,000.00) of the purchase price, which shall be subject to offsets for breach of representations or other offsets as detailed in the Acquisition Agreement. Shares issued in the transaction shall be fully restricted for a period of 6 months from the date of issuance and subject to a lock-up thereafter. Pursuant to the lock-up agreement, after 6 months, 25% of the shares will be permitted to be sold, with an additional 25% permitted to be sold every 6-month period thereafter. The Agreement further includes a “break up” fee, that is required to be paid if either party terminates the agreement prior to closing except for a breach of the Agreement or lack of regulatory approval.

Closing of the transaction is expected in the fourth quarter of 2022, following receipt of approvals from certain regulatory authorities.

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Important Information for Investors and Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Crexendo will file with the Securities and Exchange Commission (the “SEC”) a Form 8K containing the acquisition agreement.

WE URGE INVESTORS TO READ THE FILINGS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE ACQUISITION.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning, and protections, of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements about the strength of the acquisition, the accretive nature of the transaction, the anticipated benefits to customers, future financial and operating results, cost savings, enhanced revenues, economic and conditions in Crexendo’s markets, and improvements to reported earnings that may be realized from the acquisition.

The words “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements including but not limited to Crexendo.

For a more detailed discussion of risk factors that may affect Crexendo’s operations and results, please refer to the company’s Form 10-K for the year ended December 31, 2021, quarterly Form 10-Qs as filed with the SEC. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

CONTACT:

Crexendo®, Inc.

Doug Gaylor

President and Chief Operating Officer

602-732-7990

dgaylor@crexendo.com

SOURCE: Crexendo®, Inc.

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